EXHIBIT 5.1

WHITE WHITE & VAN ETTEN LLP
65 William Street
Wellesley, Massachusetts 02481

April 22, 2003

Novavax, Inc.
8320 Guilford Road
Columbia, MD 21046

Gentlemen:

     We have assisted with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 7,290,072 shares of common stock, $.01 par value (the “Common Stock”), of Novavax, Inc. (the “Company”). The prospectus pursuant to which these shares will be offered and sold also covers 2,860,490 shares of the Company’s Common Stock registered pursuant to Registration Statement 333-53194 and Registration Statement 333-6874, for an aggregate of 10,150,562 shares covered by such prospectus. Of these shares, 5,075,241 may be acquired by King Pharmaceuticals, Inc (“King”) pursuant to the terms of two 4% Convertible Senior Notes dated December 19, 2000 and September 7, 2001 respectively, issued by the Company under a Note Purchase Agreement dated as of December 19, 2000, a 4% Convertible Note dated September 7, 2001 under a Note Purchase Agreement dated as of September 7, 2001 and a 4% Senior Convertible Noted dated June 26, 2002 under a Note Purchase Agreement dated as of June 26, 2002, each between the Company and King (the “Note Shares”), 325,321 shares were acquired by King as interest payments in connection with convertible notes previously issued to King by the Company (the “Interest Shares”) and 4,750,000 were acquired by SJ Strategic Investments, LLC pursuant to the terms of a Common Stock Purchase Agreement dated February 18, 2003 between the Company and SJ Strategic Investments, LLC (the “SJ Investment Shares”).

     We have examined the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and have examined and relied on originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (iii) the authenticity of the originals of the latter documents.

     Based upon and subject to the foregoing, we are of the opinion that (i) the 2,214,751 Note Shares covered by the Registration Statement have been duly and validly authorized for issuance and when issued on the terms contemplated by the June 2002 Note and the June 2002 Note Purchase Agreement, will be fully paid and non-assessable, (ii) the Interest Shares have been duly and validly authorized and issued and are fully paid and non-assessable and (iii) the SJ Strategic Investment Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours, White White & Van Etten LLP

By:	/s/ David A. White David A. White